CHINA VOIP & DIGITAL TELECOM, INC. SUBSIDIARY EARNS PRESTIGIOUS TECHNOLOGY AWARD.

Jinan Yinquan Technology Co. Ltd. Awarded “2006 One-in-Ten Excellent Enterprise” by Qi Lu Software Park.

HENDERSON, NV, February 21, 2007 - China VoIP & Digital Telecom Inc. (OTCBB:CVDT) today announced that its wholly owned subsidiary, Jinan Yinquan Technology Co., Ltd., has been awarded the “2006 One-in-Ten Excellent Enterprise” awarded by Qi Lu Software Park.

Qi Lu Software Park is one of the state level software industrial bases in China.  Yinquan Technology was selected among nearly 500 other businesses in the park.

Jinan Yinquan Technology Co. Ltd., a technology company offering VoIP services in the People’s Republic of China, has been developing telecommunication solutions for China’s burgeoning internet industry for more than half a decade.

“Clearly we are delighted to have been selected to receive this prestigious award,” said Li Kunwu, President and CEO of China VoIP & Digital Telecom Inc.

He added, “This is further validation and recognition of our technology and our efforts to provide high-quality, cost effective telephone service throughout our country.”

Jinan Yinquan’s proprietary NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates.

Jinan Yinquan has formed an alliance with China Tie Tong which is one of the six largest basic telecom operators in China.  The company, which has 31 provincial branches and 316 municipal branches, employs approximately 72,000 people. Its high-speed backbone optical transmission network consists of five fiber loops covering most of the cities in China's 31 provinces and a distance of 52,000 kilometers. During the period of 2001 to 2005, annual revenues have grown by 30 percent while fixed-line subscribers increased from 135 million to 164 million. By the end of 2005, the company had 2 million internet subscribers and assets of 53.3 billion RMB. (For more information, go to www.chinatietong.com.)

Jinan Yinquan recently announced it has expanded its services to two provinces outside of Shandong as well as expansion in Shanghai and very shortly in Beijing.

They have also recently announced that their technology has been implemented in 11 new retail calling centers. This brings the total number of retail calling facilities using the Company’s retail calling technology to 77.

About China VoIP & Digital Telecom Inc.

China VoIP & Digital Telecom Inc. offers Voice over the Internet Protocol service in the People’s Republic of China through its wholly owned subsidiary Jinan Yinquan Technology Co. Ltd.  Through Jinan Yinquan, China VoIP is well positioned to take full advantage of the tremendous economic growth currently being experienced in China.  The Company is currently marketing its NP Soft Switch system in China and is also in the testing stage of other information technology products.  The Company currently has 30 employees and is located in the Shandong Province, People’s Republic of China.

More information can be found at www.chinavoip-telecom.com.

Notice Regarding Forward Looking Statements

Statements regarding the Company's business which are not historical facts, are “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Forward looking statements in this press release include Jinan Yinquan’s proprietary NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates.  Actual results may differ materially from those currently anticipated due to a number of factors such as: we may find that our products must compete with cheaper or better products; we may not be able to retain key employees, a bigger market may not develop for our products, we may not be able to continue to attract new customers, we may face litigation if our technology fails to work when required, our intellectual property may be attacked and defeated in court proceedings, our patent filings may be rejected by the patent offices, other companies may discover and develop better or cheaper technologies that would render our products obsolete, we may not have sufficient funding to further develop and/or market our technology and we may face regulatory issues in trying to expand throughout China. There are also country risks associated with investing in China including; currency fluctuation, repatriation of capital and potential regulatory hurdles. Readers are directed to the China VoIP & Digital Telecom Inc. reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its 8-K filed November 13, 2006 under our prior name Crawford Lake Mining Inc. which outlined the company’s current business for further information and factors that may affect China VoIP & Digital Telecom Inc.’s business and results of operations as well as the Company’s form 10-QSB filed on December 20, 2006. China VoIP & Digital Telecom Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

954-473-0677

pnasca@pnapr.com